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                                                                EXHIBIT 10.49(a)


                                 AMENDMENT NO. 1

                                       TO

                            BAM! ENTERTAINMENT, INC.

                        2001 EMPLOYEE STOCK PURCHASE PLAN

     The following amendments were adopted by the Board of Directors on November ___, 2001 and constitute Amendment No. 1 to the 2001 Employee Stock Purchase Plan (the "Plan") of BAM! Entertainment, Inc.:

A. SECTION 3 OF THE PLAN SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

     3.   Eligibility.

          (a) First Offering Period. Any individual who is an Employee immediately prior to the first Offering Period shall be automatically enrolled in the first Offering Period.

          (b) Subsequent Offering Periods. Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

          (c) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to
     Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

SECTION 5 OF THE PLAN SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE
FOLLOWING:

     5. Participation.

          (a) First Offering Period. An Employee shall be entitled to participate in the first Offering Period only if such individual submits a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) no later than ten (10) business days from the effective date of such S-8 registration statement (the "Enrollment Window"). An Employee's failure to submit the subscription agreement during the Enrollment Window shall result in the automatic termination of such individual's participation in the Offering Period.

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          (b) Subsequent Offering Periods. An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company's payroll office not later than two (2) weeks prior to the applicable Enrollment Date. Eligible employees who begin employment with the Company within two weeks of an Enrollment Date may file a subscription agreement with the Company's payroll office up to one day prior to the applicable Enrollment Date. With respect to the first Enrollment Date, eligible Employees may file a subscription agreement up to one day prior to the Enrollment Date. An eligible Employee may participate in only one Offering Period at a time.

          (c) Payroll Deductions. Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in
     Section 10 hereof; provided however, that for the first Offering Period, payroll deductions shall commence on the first payday on or following the end of the Enrollment Window.